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10.17 DEFERRED COMPENSATION AGREEMENT BY AND BETWEEN SECOND BANCORP AND RICK L.
BLOSSOM, DATED DECEMBER 6, 1999.


DEFERRED COMPENSATION AGREEMENT
-------------------------------


                  THIS AGREEMENT, made and entered into this _____ day of _______________, 1999, by and between Second Bancorp, Incorporated, an Ohio corporation, with principal offices and place of business in the State of Ohio (hereinafter referred to as the "Corporation"), The Second National Bank of Warren, a wholly owned subsidiary of Second Bancorp, Incorporated (hereinafter referred to as the "Bank"), and Rick L. Blossom, an individual residing in the State of Ohio (hereinafter referred to as the "Executive"),

                                WITNESSETH THAT:

                  WHEREAS, the Executive is employed by the Corporation; and

                  WHEREAS, the Corporation recognizes the valuable services heretofore performed for it by the Executive and wishes to encourage his continued employment; and

                  WHEREAS, the Executive wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Corporation or other termination of his employment and that his beneficiary will be entitled to a similar death benefit from and after the Executive's death; and

                  WHEREAS, the Bank and Executive entered into a Letter of Intent dated _______________, 1999 (the "Letter of Intent"), which promised Executive certain retirement benefits in addition to those provided under the Bank's qualified pension plan; and

                  WHEREAS, the Corporation and Executive desire to enter into this Agreement in order to provide to Executive the benefit contemplated by the parties at the time of execution of the Letter of Intent without regard to the limitations imposed on the Executive's benefit pursuant to Sections 415 and 401(a)(17) of the Code; and

                  WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Corporation shall pay such additional compensation to the Executive after his retirement or other termination of his employment or death benefit to his beneficiary after the Executive's death; and

                  WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the


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Executive, a member of a select group of management or highly compensated employees of the Corporation, for purposes of the Employee Retirement Security Act of 1974, as amended;

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

                  1.       DEFINITION OF TERMS.

                  a. For purposes of this Agreement, the following terms shall be defined as set forth in this Section 1:

                  1.1 "Change in Control" shall be deemed to have occurred if and when:

                           a. Any person or group of persons acting in concert and not presently in control of the Corporation shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Corporation representing 51% or more of the total voting power of the Corporation, or

                           b. The Corporation shall have merged into or consolidated with another corporation, or merged another corporation into the Corporation, on a basis whereby less than a majority of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Corporation immediately prior to such merger or consolidation, or

                           c.       The Corporation shall have sold
                                    substantially all of its assets to another corporation or other entity or person.

                  1.2 "Disability Plan" shall mean the long term disability plan of the Bank currently in effect.

                  1.3 "Discharge for Cause" shall mean the termination of Executive's employment with the Corporation or Bank due to (i) Executive's conviction of either a felony involving moral turpitude or any crime in connection with his employment; or (ii) actions by Executive as an executive officer which are prohibited or contrary to law, or contrary to the best interests of the Corporation or Bank;



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                           or (iii) Executive's willful failure to take actions
                           permitted or required by law and necessary to implement policies of the Board which the Board has communicated to him in writing; or (iv) Executive's continued failure to attend to his duties as an executive officer as set forth in his Employment Agreement; or (v) any condition which either resulted from Executive's habitual drunkenness or addiction to narcotics, or resulted from any intentionally self-inflicted injury.

                  1.4 "Early Retirement" shall mean the termination of employment of the Executive after he has attained age fifty-five (55) and has completed such years of continued employment with the Bank as may be required for early retirement under the Retirement Plan computed as if Executive had completed an additional one (1) year of continuous employment for every full two (2) year period of continuous employment with the Bank on or as of the date of his retirement. In the event of a Change in Control to which Section 1.1 of this Agreement applies, the number of years of continuous employment as calculated in this Section
                           1.4 shall be increased by an additional five (5) years of continuous employment with the Bank on or as of the date of Executive's retirement.

                  1.5 "Normal Retirement Date" shall mean the last day of the month coincident with Executive's date of retirement or attainment of age sixty-five (65) whichever occurs first.

                  1.6 "Retirement Plan" shall mean The Employees' Retirement Plan of The Second National Bank of Warren, as amended from time to time.

                  1.7 "Retirement Plan Benefit" shall mean any amount payable under the Retirement Plan in effect at the Early or Normal Retirement Date of Executive.

                  1.8 "Deferred Compensation Benefit" shall mean the amount payable to Executive under this Agreement and more fully discussed in the October 13, 1999, letter from Watson Wyatt which is attached hereto as Exhibit A.

                  2.       RETIREMENT BENEFIT.

                  a. From and after termination of the Executive's employment, other than by reason of his death, whether by retirement of the Executive from the active service of the



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Corporation or otherwise, the Corporation shall thereafter pay the Executive, commencing on the date of the termination of employment, a Deferred Compensation Benefit in an amount determined pursuant to the following formula:

                  (1) The Retirement Plan Benefit which would have been payable to Executive, computed as if he had completed an additional one (1) year of continuous employment for every full two (2) year period of continuous employment with the Corporation on or as of the date of his retirement, and as if the Retirement Plan did not contain limitations imposed on the Executive's Retirement Plan Benefit pursuant to Sections 415 and 401(a)(17) of the Code;

                  (2) Minus the sum of (a) the Executive's Retirement Plan Benefit, and (b) the accrued benefits payable to Executive under the First Financial Bancorp Employees' Pension Plan at retirement.

                           For purposes of the above calculations only, the Retirement Plan Benefit shall not be reduced for early commencement.

                           Benefits payable under the Agreement shall be paid either on a 10-Year Certain and Life, 50% Joint and Survivor, 75% Joint and Survivor, or 100% Joint and Survivor basis, as elected by the Executive. Forms of payment shall be reduced actuarially in accordance with the Retirement Plan.

                           (For illustrative purposes, an example of the calculation of the Deferred Compensation Benefit as of September 5, 2005, is attached hereto as Exhibit B.)

                  b. In the event of the Executive's death after termination of his employment, the Corporation shall provide the Deferred Compensation Benefit to Executive's spouse and family in the form of payment as he shall have elected under the Retirement Plan, but calculated in accordance with this Agreement.

                  c. In the event that the employment of Executive is terminated by the Corporation within one (1) year after a Change in Control occurs, and at such Change in Control Executive is less than sixty-five (65) years old, the Corporation shall pay Executive the benefit defined in paragraph 2(a) above, except that the Retirement Plan Benefit which shall be paid to Executive shall be computed as if he had completed an additional five (5) years of continuous employment with the Corporation and an additional one (1) year of continuous employment for


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every full two (2) year period of continuous employment with the Corporation on or as of the date of his retirement.

                  3.       DEATH BENEFIT.

                  a. In the event of the death of the Executive while employed by the Corporation, the Deferred Compensation Benefit shall be paid to Executive's spouse and family in the form of payment as he shall have elected under the Retirement Plan.



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                  b. If no such election has been received by the Corporation from the Executive prior to his death, the Deferred Compensation Benefit shall be paid in the manner and form of payment in accordance with the terms of the Retirement Plan.

                  4. NON-COMPETITION DURING EMPLOYMENT. In consideration of the foregoing agreements of the Corporation and of the payments to be made by the Corporation pursuant thereto, the Executive hereby agrees that, so long as he remains employed by the Corporation, he will devote substantially all of his time, skill, diligence, and attention to the business of the Corporation, and will not actively engage, either directly or indirectly, in any business or other activity which is or may be deemed to be in any way competitive with or adverse to the best interests of the business of the Corporation.

                  5. NO TRUST CREATED. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and the Executive, his designated beneficiary, any other beneficiary of the Executive, or any other person.

                  6. BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS; UNSECURED GENERAL CREDITOR STATUS OF EXECUTIVE.

                  a. The payments to the Executive, his designated beneficiary, or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unsecured assets of the Corporation; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement. The Corporation's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Executive or any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor require any legal or equitable right, interest, or claim in or to any property or assets of the Corporation.

                  b. In the event that, in its sole discretion, the Corporation purchases an insurance policy or policies insuring the life of the Executive (or any other property) to allow the Corporation to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Executive, his designated beneficiary, any other beneficiary, nor any other person shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. No such policy, policies, or other property shall be held in any trust for the Executive or any other person nor as collateral security for any obligation of the Corporation hereunder.

                  7. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Executive the right to continue to be employed by the Corporation, in any capacity. It is


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expressly understood by the parties hereto that this Agreement relates exclusively to additional compensation for the Executive's services, payable after termination of his employment with the Corporation, and is not intended to be an employment agreement.

                  8. DETERMINATION OF BENEFITS, CLAIMS PROCEDURE, AND AD-MINISTRATION.

                  a.       Claim.

                  The Executive or his beneficiary who believes that he is being denied a benefit to which he is entitled under the Agreement (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Corporation, setting forth his claim. The request must be addressed to the President of the Corporation at its then principal place of business.

                  b.       Claim Decision.

                  Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Corporation may, however, extend the reply period for an additional ninety (90) days for reasonable cause.
                  If the claim is denied in whole or in part, the Corporation shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

                  (1)      The specific reason or reasons for such denial;

                  (2) The specific reference to pertinent provisions of this Agreement on which such denial is based;

                  (3) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

                  (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

                  (5) The time limits for requesting a review under subsection c. and for review under subsection d. hereof.

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                  c.       Request for Review.

                  Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Corporation. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Corporation's determination by the Secretary of the Corporation within such sixty (60) day period, he shall be barred and estopped from challenging the Corporation's determination.

                  d.       Review of Decision.

                  Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Corporation's determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

                  9. NON-ASSIGNABILITY OF BENEFITS. Neither the Executive, his designated beneficiary, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void and shall terminate this Agreement; the Corporation shall thereupon have no further liability hereunder. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such beneficiary for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, not transferable by operation of law in the event of the bankruptcy, insolvency, or death of the Executive, his designated beneficiary, or any other beneficiary hereunder.

                  10. AMENDMENT. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto or their respective successors, and may not be otherwise terminated except as provided herein.

                  11. INUREMENT. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and beneficiaries.



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                  12. NOTICES. Any notice, consent, or demand required or
permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent, or demand.

                  13. GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Ohio. If any provision of this Agreement or the application thereof shall for any reason and to any extent be invalid and unenforceable, the remainder of this Agreement shall not be affected thereby, but rather shall be enforced to the full extent permitted by law.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.


THE SECOND NATIONAL BANK             SECOND BANCORP, INCORPORATED   OF WARREN
"Corporation"
"Bank"


By:  __________________________      By:  ________________________________

Its: __________________________      Its: ________________________________



                                     _____________________________________
                                     Rick L. Blossom - Executive


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                                    EXHIBIT B


The Second National Bank of Warren
Deferred Compensation Agreement
Illustration as of September 5, 2005


Rick L. Blossom

Date of birth:    9-5-47

Date of hire:     9-5-99

Earnings used to calculate:
                                 Qualified                 Deferred
                                   Plan                   Compensation
                                  Benefit                    Benefit
                                -----------                -----------
      2000                      $170,000.00*               $540,000.00
      2001                      $170,000.00*               $560,600.00
      2002                      $170,000.00                $584,064.00
      2003                      $170,000.00                $607,427.00
      2004                      $170,000.00                $631,723.00


Service as of 9-5-2005

Benefit calculation as of 9-5-2005

Total annual accrued benefit:               $109,640.00
Qualified annual accrued benefit:           $ 12,485.00
Prior employer benefit                      $ 40,543.00
Deferred compensation annual benefit:       $ 56,612.00**




 *Estimated maximum recognizable compensation for qualified plans

**Benefit shown is payable unreduced at age 58 as a life annuity with 120 payments guaranteed.



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